Registration No. 333-161812
 Filed January 30, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hibernia Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Louisiana	26-2833386
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

325 Carondelet Street, New Orleans, Louisiana	70130
(Address of Principal Executive Offices)	(Zip Code)

Hibernia Homestead Bancorp, Inc. 2009 Stock Option Plan
(Full Title of the Plan)

A. Peyton Bush, III President and Chief Executive Officer Hibernia Bancorp, Inc. 325 Carondelet Street New Orleans, Louisiana 70130 (504) 522-3203	Copies to: Eric M. Marion, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W., 11th Floor Washington, D.C. 20005 (202) 347-0300
(Name, Address and Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act

(Check one):
Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

DEREGISTRATION OF SECURITIES

    This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement 333-161812, filed with the SEC on September 9, 2009 (the “Registration Statement”) registering 111,333 shares of common stock, $0.01 par value per share (the “Common Stock”), of Hibernia Bancorp, Inc. (the “Company”) for the Company’s 2009 Stock Option Plan.

    In connection with the anticipated filing by the Company of a Form 15 to suspend its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Orleans, State of Louisiana, on this 30th day of January 2012.

HIBERNIA BANCORP, INC.

By:	/s/A. Peyton Bush, III
A. Peyton Bush, III
President and Chief Executive Officer